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                                                                    EXHIBIT 10m3

                      [Letterhead of Fortune Brands, Inc.]

                                                              December 1, 2000



Dear              :

                 Reference is made to the agreement dated January 29, 1996 between American Brands, Inc., now called Fortune Brands, Inc. (the "Company") and you covering the Company's obligation to make certain payments and provide certain benefits in the event of a termination of your employment following a change in control of the Company (the "Agreement").

                 In order to more precisely define the circumstances under which a change in control of the Company would occur and the amounts payable in lieu of an incentive bonus in the event of termination of your employment following a change in control, as well as to reflect a change in names and addresses to which notices may be sent under the Agreement, it is hereby agreed that the Agreement is amended as follows:

                  1. The second paragraph of the Agreement containing the
            definition of "Change in Control" is amended in its entirety as follows:

                     The Company must, of course, remain free to effect changes in management and terminate employment. However, in order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control (as defined below) under the circumstances described below. You shall also be entitled to any Gross-Up Payment provided by the last section hereof with respect to the exercise of stock options, performance awards, limited rights and other awards under the Company's Long-Term Incentive Plan and any successor plans whether or not your employment is terminated. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect on February 28, 2000) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 2000) of 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of the Company, excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained
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                     by the Company or entity controlled by the Company, or (D)
                     any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below, (ii) more than 50% of the members of the Board of Directors of the Company shall not be Continuing Directors (which term, as used herein, means the directors of the Company (A) who were members of the Board of Directors of the Company on February 28, 2000 or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by the Company's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors),
                     (iii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (A) the stockholders of the Company immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) ("Newco") immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on February 28, 2000)), directly or indirectly, 20% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction and (C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors or (iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

                  2. Sections 1(c)(iii), (iv) and (v) of the Agreement are
            amended in their entirety as follows:

                           (iii) the failure of the Company substantially to maintain and to continue your participation in the Company's benefit plans as in effect at the time of a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvement that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of a Change in Control. For the purposes hereof such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the Annual Executive Incentive Compensation Plan of the Company and the

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                                  Company's Retirement Plan, Supplemental Plan
                                  (as defined in Section 2(d)) (including the supplemental profit-sharing and supplemental tax deferred and related Company matching award provisions thereof), Profit Sharing Plan (as defined in Section 2(e)) (including the tax deferred and related Company matching contributions thereof) and Long-Term Incentive Plan;

                           (iv) the target bonus awarded by the Compensation and Stock Option Committee of the Company to you under the Annual Executive Incentive Compensation Plan of the Company subsequent to a Change in Control is less than such amount last awarded to you prior to a Change in Control (or, if greater, 45% of your annual base salary in effect in 1996);

                           (v) the sum of your base salary and amount paid to you as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the calendar year in which the Change in Control occurs or any subsequent year is less than the sum of your base salary and the amount awarded (whether or not fully paid) to you as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was greater;

                  3. Section 2(b)(ii) of the Agreement is amended in its
            entirety as follows:

                           (ii) in lieu of any further salary payments, annual incentive compensation awards or profit-sharing allocations to you for periods subsequent to the Termination Date, an amount equal to the product of (A) the sum of (1) your annual base salary at the rate in effect at the time of a Change in Control plus any increases therein subsequent thereto, plus (2) the greater of 45% of your annual base salary in effect in 1996, the amount that was awarded to you under the Annual Executive Compensation Plan of the Company as in effect at the time of a Change in Control for the year immediately preceding the year in which the Change in Control occurs (but, for any such immediately preceding year as to which the award has not been determined and paid at the time of the Change in Control, not less than the amount that you would have received if you had been awarded the same amount as for the last year prior to the Change in Control for which an award was actually paid) and the amount awarded to you under such Annual Executive Incentive Compensation Plan for the year immediately preceding the year in which a Notice of Termination is given, plus (3) the greater of the amount that was allocated to your account under the Profit-Sharing Plan (as defined in Section 2(e)) (including the Company 401(k) matching contribution thereunder) and the supplemental profit-sharing provisions (including the Company 401(k) matching award related to the supplemental tax

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                                  deferred amounts therein) of the Supplemental
                                  Plan (as defined in Section 2(d)), each as in effect at the time of a Change in Control, for the year immediately preceding the year in which the Change in Control occurs and that amount that would have been required to be so allocated to you under each such plan for the year immediately preceding the year in which a Notice of Termination is given, multiplied by
                                  (B) the number three; and"

                  4. Section 2(e) of the Agreement is hereby amended by changing the reference "Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies" to "Fortune Brands Retirement Savings Plan".

                  5. Sections 2(j)(i) and (ii) of the Agreement are hereby
            amended in their entirety as follows:

                           (i) the unpaid portion of the amount awarded to you as incentive compensation under the Company's Annual Executive Incentive Compensation Plan for the calendar year immediately preceding the year in which the Termination Date occurs (but, for any such immediately preceding year as to which the award has not been determined and paid, not less than the amount that you would have received if you had been awarded the same amount paid to you for the most recent year for which an award was actually paid) in a lump sum of the fifth day following the Termination Date; and

                           (ii) incentive compensation under the Company's Annual Executive Incentive Compensation Plan as in effect at the time of a Change in Control for the calendar year in which the Termination Date occurs, in an amount equal to the amount you would have received thereunder if you had been awarded an amount for the year in which your Termination Date occurs equal to the amount awarded to you for the year immediately preceding the year in which the Change in Control occurs (but, for any such immediately preceding year as to which the award has not been determined and paid at the time of the Change in Control, not less than the amount that you would have received if you had been awarded the same amount for the year immediately preceding the year in which the Change in Control occurs as the amount awarded to you for the last year prior to the Change in Control for which an award was actually paid) or, if greater, the amount awarded to you for the year immediately preceding the year in which a Notice of Termination is given, with such incentive compensation amount prorated for the portion of the year through the Termination Date and paid at the time awards thereunder are paid under the terms of such Annual Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control. In the event the Notice of Termination is given prior to your first full year's award under the Annual Executive Incentive Compensation Plan, the incentive

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                                  compensation amount in this clause (ii) shall
                                  be no less than 45% of your annual base salary in 1996, which amount shall then be subject to proration as set forth in the immediately preceding sentence. The payments under this
                                  Section 2(j)(ii) shall be reduced by the amount actually paid to you under the Company's Annual Executive Incentive Compensation Plan for the calendar year in which the Termination Date occurs.

                  6. All notices under this Agreement shall be delivered or sent to the respective addresses set forth on the first page of this letter instead of the addresses on the first page of the January 29, 1996 letter.

                  7. All references to "American Brands, Inc." in the Agreement be and they are hereby changed to references to "Fortune Brands, Inc.".

                  Except as amended hereby, all provisions of the Agreement remain in full force and effect.

                                          Sincerely,

                                          FORTUNE BRANDS, INC.



                                          By______________________________
                                            Vice President-Human Resources

Accepted this _______ day of December, 2000.


____________________________________________


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